                                                                      Exhibit 12
                                                                      ----------

                                  NTELOS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)


                                                   Year Ended                            Nine Months Ended
                                 ----------------------------------------------------------------------------------
                                                                                 September 30,     September 30,
                                   1999     1998     1997     1996     1995          2000              1999
                                 -------   -------  -------  -------  -------      ---------       ------------

Earnings
Income before taxes and minority    8,902   12,021   18,561   14,189   15,127        30,677            10,318
 interests

Fixed charges                       3,413    2,942    3,030    2,145    2,156        15,716             2,491
Distributed income of equity          132      219      100      155       40           698               412
 investees
Interest capital                     (639)    (786)    (762)    (323)    (404)         (381)             (503)
Equity losses from PCS             11,365    6,467      834        -        -         9,429             7,971
Equity gains from wireline           (179)    (197)     (74)    (450)    (840)         (111)             (133)
 investees                         ------   ------   ------   ------   ------        ------            ------

  Earnings                         22,994   20,666   21,689   15,716   16,079        56,028            20,556
                                   ======   ======   ======   ======   ======        ======            ======

Fixed Charges
Interest expense                    2,207    1,489    1,801    1,496    1,483        14,129             1,579
Capital interest expense              639      786      762      323      404           381               503
Rent expense (331/3%)                 567      667      467      326      269         1,206               409
                                   ------   ------   ------   ------   ------        ------            ------

    Total Fixed Charges             3,413    2,942    3,030    2,145    2,156        15,716             2,491
                                   ======   ======   ======   ======   ======        ======            ======

Ratio of Earnings to Fixed           6.7x     7.0x     7.2x     7.3x     7.5x          3.6x              8.2x
 Charges                           ======   ======   ======   ======   ======        ======            ======